GENTOR CONTINUES TO INTERCEPT HIGH-GRADE MOLY

AT ITS IMA PROJECT IN IDAHO

Results include 368 ft grading 0.280% MoS(2), including intercepts of 25 ft grading 0.908% MoS(2), 0.175% Cu and 0.1 oz/ton Ag, 30 ft grading 0.378 % MoS(2), and 0.044%W; and 5 feet grading 0.037% MoS(2), 1.107% W, 0.246% Cu and 5.22 oz/ton Ag.

Patterson, Idaho - May 28, 2008- GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB - “GNTO”) is pleased to report assay results for the latest three holes at its IMA Mine molybdenum-tungsten-silver project in Patterson, Idaho.

Hole 30 (Azimuth 266.7 degrees, dip -45 degrees) was drilled from the D-3 drill-site constructed 1400 feet north-east of the D level portal and was collared from the same set-up as Hole 27, with azimuth rotated 20 degrees to the north.

The hole penetrated 1702 feet of overlying meta-sediments before hitting the main granitic intrusive, and bottomed in granite at 2,350 feet. There was molybdenum mineralization from the granite contact at 1702 feet to 2070 feet. This 368 foot interval averaged 0.280 % MoS(2) with 0.105 oz/ton Ag.

Significant intervals within the 368 foot mineralized section of Hole 30 include:

-   30 feet (1702 ft - 1732 ft) averaging 0.378%MoS(2), .044%W, .079% Cu and .058 oz/ton Ag;

-   65 feet (1820 ft - 1885 ft) grading 0.296% MoS(2), .031%W, .177% Cu and .100 oz/ton Ag;

-   70 feet (1945 ft - 2015 ft) grading 0.379% MoS(2), .028%W, 0.108% Cu and 0.29oz/ton Ag; and

-   25 feet (2045 ft - 2070 ft) grading 0.908% MoS(2), 0.175% Cu, and 0.100 oz/ton Ag.

The drilling results for Hole 30 extend the known molybdenum mineralization northerly for an additional 300 feet and continue the trend of increasing grades and thicknesses to the north-east.

Hole 29, the most westerly hole drilled from the D level portal, (Azimuth 262 degrees, dip -60 degrees), reached a depth of 1,836 feet. Although molybdenum mineralization was present over the entire length of the hole in the granite, the highest molybdenum value of 0.209% MoS(2) over 5 feet indicates probable proximity to the western boundary of the zone in this location. A quartz vein from 1398.2 feet to 1404 feet (5.8 feet) assayed 0.024% MoS(2), 2.74 oz/ton Ag, 0.681% W, 0.243% Cu, 0.446% Pb and 0.607% Zn.

Hole 28A was a vertical hole drilled from the D level after Hole 28 (Azimuth 0 deg, dip -80 degrees) intersected old workings and had to be abandoned.

Significant intercepts within Hole 28A include:

-   8.5 feet (816.5 - 825 ft) grading 0.025% MoS(2), 0.575% W, 0.723 oz/ton Ag;

-   10 feet (912 ft - 922 ft) grading 0.251% MoS(2), 0.19 oz/ton Ag;

-   5.2 feet (1153 - 1158.2 ft) grading 0.682% MoS(2);

-   5 feet (1267 - 1272 ft) grading 0.764% MoS(2);

-   5 feet (1412 - 1417 ft) grading 0.037% MoS(2), 1.107% W, 0.246% Cu and 5.22 oz/ton Ag; and

-   9.5 feet (1852.5 - 1862 ft) grading 0.732% MoS(2), and 0.28 oz/ton Ag.

Molybdenum mineralization has been identified in all holes drilled to date. A plan of the location and orientation of drill holes is found accompanying this press release on the Company's web site at http://www.gentorresources.com/i/pdf/2008-05-28_NRM.pdf.

Permits are in place at the IMA mine allowing Gentor to commence underground mining in the future.

All drill core is logged and cut in half with diamond saws. One half is bagged and shipped to one of two certified labs (ALS Chemex and SGS Labs) in Elko, NV, while the other half is archived and stored on site. For QC/QA purposes standards and blanks are randomly inserted into the sample stream. Selected samples are sent to the second lab for verification assaying. The construction of a secure core logging/sawing/storage facility on patented ground optioned by the company, completed during February 2008, is an integral part of the QC/QA program.

Qualified Person

L. Joseph Bardswich (P. Eng.), the Company's President and Chief Executive Officer, is the “qualified person” responsible for the preparation of the technical information in this release.

Gentor Resources, Inc is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten-silver property in Idaho and the prospective Delmoe Lake gold project in Montana. The Company's strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

Cautionary Notes

The exploration results for the IMA Mine reported in this news release are based on data from sources believed by the Company to be reliable. This information is referred to only to indicate the results of the exploration on the IMA Mine and is relevant only to the extent it indicates the presence of mineralization. However, there is no certainty that exploration of the IMA Mine will achieve results which are consistent with the exploration results identified in this news release. This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.